Amendment no. 1 to pricing supplement
To prospectus dated April 15, 2016,
prospectus supplement dated April 15, 2016
product supplement no. 4-I dated April 15, 2016 and
underlying supplement no. 1-I dated April 15, 2016
Registration Statement Nos. 333-209682 and 333-209682-01 Dated October 21, 2016 Rule 424(b)(8)

JPMorgan Chase Financial Company LLC

Structured Investments	Digital Dual Directional Contingent Buffered Notes Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due November 1, 2017 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

For the avoidance of doubt, and notwithstanding anything to the contrary set forth in the pricing supplement dated October 14, 2016 (the “pricing supplement”), the maximum payment at maturity per $1,000 principal amount note is $1,095.

CUSIP: 46646EV33

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of the pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this document together with the pricing supplement describing the offering and the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the links below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.
•	Pricing supplement:
https://www.sec.gov/Archives/edgar/data/19617/000089109216018223/e71596_424b2.htm
•	Product supplement no. 4-I dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf
•	Underlying supplement no 1-I dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/dp64909_424b2-usn1i.htm
•	Prospectus supplement and prospectus, each dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

October 21, 2016